UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report – November 16, 2010
(Date of earliest event reported)

MACE SECURITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22810	03-0311630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

240 Gibraltar Road, Suite 220, Horsham, Pennsylvania 19044
(Address of principal executive offices)                      (Zip Code)

(267) 317-4009
(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

On November 16, 2010, the United States Attorney for the District of Vermont filed a one count indictment charging Mace Security International, Inc. (the "Company") and Jon Goodrich with a felony of storing hazardous waste without a permit under 42 U.S.C Section 6928(d)(2)(A). The indictment alleges that hazardous waste was not disposed of at the Bennington, Vermont location from September 30, 1998 to January 2008.  Mr. Goodrich is the President of Mace Personal Defense, Inc., the Company's defense spray division located in Bennington, Vermont.  The Company is currently reviewing the indictment with counsel and is considering its options.  If convicted, the Company will likely have to pay a fine.  The Company cannot estimate the amount of any potential fine or costs at this time.

The indictment is the culmination of a previously disclosed January 2008 site investigation conducted by the United States Environmental Protection Agency (the “EPA”) of the Company’s Bennington, Vermont location.  The Company leases 33,476 square feet of a building owned by Benmont Mill Properties, Inc. ("Benmont"), a company that is owned and controlled by Mr. Goodrich.  The site investigation focused on whether hazardous substances were being improperly stored.  Following the site investigation, the EPA notified the Company and Benmont that remediation of certain hazardous wastes was required.  The EPA, the Company, and Benmont entered into an Administrative Consent Order under which the hazardous materials and waste were remediated. All remediation required by the Administrative Consent Order was completed within the time allowed by the EPA.  A final report regarding the remediation was submitted to the EPA and was accepted by the EPA on September 29, 2009.  The Company paid a total cost of approximately $786,000 relating to the remediation, which includes disposal of the waste materials, expenses incurred to engage environmental engineers and legal counsel, as well as reimbursement of the EPA’s costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Mace Security International, Inc.

		By:	/s/ Gregory M. Krzemien
Gregory M. Krzemien
Chief Financial Officer and Treasurer

Dated:	November 19, 2010